EXHIBIT 10.25

First Essex Bancorp

Salary Continuation Benefit Program

References to the “Company” in this document shall mean First Essex Bancorp and any of its wholly owned direct and indirect subsidiaries, including, without limitation, First Essex Bank.  References to the “Bank” shall mean either First Essex Bank or any other bank that is a wholly owned subsidiary of First Essex Bancorp.

1.                   COVERED EMPLOYEES:

Subject to Section 2 below, the Salary Continuation Benefit (as herein defined) will be provided to any employee whose employment is terminated within twelve months after a Change of Control (as herein defined).

2.                   LIMITATIONS ON CHANGE OF CONTROL BENEFITS

2.1.           General.  No employee will be eligible for a Salary Continuation Benefit if (a) the employee’s employment is terminated for “Cause”, (b) the employee is a temporary employee, (c) the employee is offered a Comparable Position (as herein defined) within the Company and refuses to accept such position; or (d) the employee is paid solely on a commissioned basis (“Commissioned Employees”).  Commissioned Employees shall be eligible for a Commissioned Employee Benefit (as herein defined).

2.2.           Cause.  The term “Cause” shall mean and include (a) neglect of or refusal to perform, other than as a result of sickness, accident or similar cause beyond an employee’s reasonable control, any duty or responsibility as an employee of the Company after written notice by the Company to the employee; (b) any material breach by the employee of any agreement to which the employee and the Company are both parties; (c) dishonesty with respect to the Company or the commission of any crime involving moral turpitude; or (d) any material misconduct or material neglect of duties by the employee in connection with the business or affairs of the Company.  The foregoing definition of Cause is in no way intended to limit or qualify the right of the Company or any successor in interest to terminate any person’s employment for any reason.

2.3.           Comparable Position.  A comparable position shall mean a position which is offered to an employee where (a) there is no reduction in base salary or scheduled hours, and (b) the employee will be principally employed at a location not more than 25 miles from the office where the employee is principally employed immediately prior to the Change of Control.

3.                   DEFINITION OF “CHANGE OF CONTROL”:

A “Change of Control” will be deemed to have occurred:

3.1.           If there has occurred a change in control which the Company would be required to report in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes;

3.2.           When any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company or the Bank representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Company or the Bank, as the case may be;

3.3.           During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 3.2, 3.4 or 3.5 of this Agreement) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Company;

3.4.           The stockholders of the Company approve a merger, share exchange or consolidation (“merger or consolidation”) of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 30% of the combined voting power of the Company’s then outstanding securities; or

3.5.           The stockholders of the Company or the Bank approve a plan of complete liquidation of the Company or the Bank or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets.

4.                   “SALARY CONTINUATION BENEFIT” DEFINED.

The Salary Continuation Benefit hereunder shall include each of the following three items:

4.1.           Payment in one lump sum as of date of termination of employment of a severance benefit equal to the greater of (i) two weeks salary, at the then applicable Base Salary rate, for each year or partial year of service, up to a maximum of 52 weeks salary, or (ii) the applicable Minimum Benefit set forth in Section 6 below; and

4.2.           Continuation of group medical, dental and life insurance under the same terms and conditions as if the employee had remained actively employed by the Company for the “Benefit Continuation Period,” which is the greater of (a) six months or (b) the number of weeks of salary continuation benefits to which the employee is entitled under this program; and

4.3.           After the end the Benefit Continuation Period, COBRA benefits for medical and dental insurance determined as though employment had terminated at the end of such Benefit Continuation Period.

For purpose of this Section 4 and Section 6 below, “Base Salary” shall mean:

(a)              for salaried employees, the employee’s annual base salary, but shall not include bonus payments, 401(k) matching payments, pension payments, or other payments not specifically included under this program.

(b)             for employees who receive commissions but who also receive a base salary (but excluding those Commissioned Employees who receive a “draw” as base salary), the employee’s annual base salary, but shall not include bonus payments, 401(k) matching payments, pension payments, or other payments not specifically included under this program.

(c)              for hourly employees, the employee’s total hourly wages for the twelve (12) full calendar months preceding termination of employment, but shall not include bonus payments, 401(k) matching payments, pension payments, or other payments not specifically included under this program.

5.                   COMMISSIONED EMPLOYEE BENEFIT

The benefit to Commissioned Employees hereunder shall include each of the following two items:

5.1.           Continuation of group medical, dental and life insurance under the same terms and conditions as if the employee had remained actively employed by the Company for a period of six months; and

5.2.           After the end such six month period, COBRA benefits for medical and dental insurance determined as though employment had terminated at the end of such six month period.

6.                   MINIMUM BENEFIT

6.1.           Officers at the level of Senior Vice President and above shall receive 52 weeks salary, at the then applicable Base Salary rate; and

6.2.           Officers at the level of Assistant Vice President and above shall receive at least 26 weeks salary, at the then applicable Base Salary rate; and

6.3.           All other exempt employees shall receive at least 13 weeks salary, at the then applicable Base Salary rate; and

6.4.           All other full-time employees shall receive at least 8 weeks salary, at the then applicable Base Salary rate; and

6.5.           All part-time employees shall receive at least 6 weeks salary or wages, at the then applicable Base Salary rate.

7.                   OFFSET FOR AMOUNTS RECEIVED UNDER OTHER AGREEMENTS OR LAWS.  Salary Continuation Benefits payable pursuant to this program shall be reduced by the amount of any severance pay benefits payable to any officer under any employment, special termination, or change of control contract or to any employee under any “tin parachute”, WARN or similar law.

8.                   WITHHOLDING.  All payments will be subject to customary withholding and co-payments by employees, for health, life insurance and dental benefits.  The Company will have the right to withhold for lump sum amounts otherwise payable the aggregate amount of any co-payments required to be made by employees with respect to employee benefit programs which are continued under the Salary Continuation Program.

9.                   PARACHUTE PAYMENT.  In the event that any amounts otherwise payable exceed in the aggregate the amount that may be deducted by the Company or by any successor in interest by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such payments shall be reduced to the maximum which can be deducted by the Company.

10.            OUTPLACEMENT SERVICES.  The following outplacement services shall be made available to employees whose employment is terminated:

10.1.              All exempt and non-exempt employees:  Group workshops providing resumé writing guidance and job search assistance for a period of three months following termination of employment.

10.2.              Officers at the level of Assistant Vice President and above :  Resumé writing guidance, job search assistance, interview skills workshops and networking workshops, for a period of three months following termination of employment.

10.3.              Officers at the level of Senior Vice President and above:  Resumé writing guidance, job search assistance, interview skills workshops and networking workshops, for a period of six months following termination of employment.